Exhibit 99.3
MEDOVEX CORP.

COMPENSATION COMMITTEE CHARTER
I.	PURPOSE

To establish membership, meeting and responsibility requirements for the Compensation Committee of the Board of Directors of Medovex Corp. (the “Company”) in its efforts to assist the Board of Directors in fulfilling its responsibilities related to executive compensation, benefit plans, deferred compensation plans, stock incentive and option plans, incentive or bonus award programs, fringe benefit plans and other miscellaneous compensation or benefit responsibilities.

II.	MEMBERSHIP

A.
The Compensation Committee shall be comprised of a minimum of three directors.  In the event of the death, resignation, removal or other inability of a member of the Compensation Committee to fulfill his or her duties, the Board of Directors shall appoint a successor to replace such member as promptly as reasonably practical.  No action taken by the Compensation Committee prior to such appointment shall be invalid because the Compensation Committee was comprised of fewer than three members at the time of such action, unless otherwise provided by law.

B.
All Compensation Committee members shall meet the director and committee member independence requirements of The NASDAQ Stock Market LLC (“NASDAQ”) or such other exchange on which the Company is listed, as may be amended from time to time.  In addition, unless otherwise determined by the Board, each member will qualify as a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as an “outside director” as defined in Section 162(m) of the Internal Revenue Code, as amended. Each Compensation Committee member shall be free of any relationship or affiliation (including any affiliation with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company) that, in the judgment of the Board of Directors, would impair the director’s judgment as a member of the Compensation Committee.

C.
Compensation Committee members, including a chairman, shall be appointed at the annual meeting of the Board of Directors for one year terms based on the Governance and Nomination Committee’s recommendations.  Each member of the Compensation Committee shall serve until the earlier of his or her death, resignation, retirement or removal by the Board of Directors or until his or her successor shall be appointed.

D.
Compensation for Compensation Committee members shall be limited solely to director fees without any additional direct compensation from the Company.  Compensation Committee members may not accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or its subsidiaries.

III.	MEETINGS

A.	The Compensation Committee shall meet as many times during the year as deemed necessary to fulfill its responsibilities, but at a minimum shall hold at least three meetings each year.
B.	A majority of the members of the Compensation Committee shall constitute a quorum.
C.	The Compensation Committee may also conduct meetings by telephone conference calls so long as each member can communicate with the other members.
D.	The Compensation Committee may form and delegate authority to one or more members of the Compensation Committee as deemed necessary to fulfill the Compensation Committee’s responsibilities.
E.	Information related to the agenda for each meeting shall be distributed to the Compensation Committee members prior to meetings to allow directors to prepare for the meetings.
F.	Minutes shall be maintained for all Compensation Committee meetings and the results reported to the Board of Directors.

IV.	RESPONSIBILITIES

A.
The Compensation Committee shall adopt and maintain a formal written charter that shall be approved by the Board of Directors and published on the Company’s website.  The Compensation Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors for its approval.

B.
The Compensation Committee shall have the authority to utilize reasonable amounts of time of the Company’s personnel and shall have the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel, outside accountant, and other adviser as it may deem appropriate to assist and advise it in connection with its responsibilities.  The Compensation Committee shall be directly responsible for the appointment, compensation, and oversight of the work of such adviser retained by the Compensation Committee. The Company shall provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any such adviser retained by the Compensation Committee, and the Compensation Committee shall have sole authority to approve reasonable fees and engagement terms related to the foregoing.

C.
The Compensation Committee shall annually review an assessment of any potential conflicts of interest raised by the work of compensation consultants, whether retained by the Compensation Committee or by management, that are involved in determining or recommending executive or director compensation.

D.
The Compensation Committee shall, prior to selecting or receiving advice from a compensation consultant, legal counsel or other adviser (other than the Company’s in-house legal counsel), and annually thereafter, assess the independence (taking into consideration the factors specified in NASDAQ Rule 5605(d)(3)(D)(i)-(vi) or such other relevant rules or regulations) of such adviser.

E.
The Compensation Committee shall annually recommend to the Board of Directors all compensation and benefits plans for the Company’s chief executive officer, as well as all goals and objectives that it considers relevant to such compensation and benefits plans, taking into account the Governance and Nomination Committee’s annual evaluation of the chief executive officer’s performance.

F.
The Compensation Committee shall establish the compensation of each of the Company’s other executive officers.  The Company’s chief executive officer may be present when the Compensation Committee sets the compensation of the Company’s other executive officers, provided, however, that no executive officer may be present during voting and deliberations of the Compensation Committee regarding that executive officer’s compensation.

G.	The Compensation Committee shall periodically evaluate the Company’s compensation philosophy concerning executive compensation and recommend any changes to the Board of Directors.
H.
The Compensation Committee shall periodically evaluate the executive officers’ compensation and benefit plans and recommend changes to the Board of Directors as deemed necessary to maintain alignment with the Company’s compensation philosophy.

I.
The Compensation Committee shall approve employment agreements, severance agreements and change in control agreements, if any, for the Company’s chief executive officer and other executive officers and all amendments to such agreements.

J.
The Compensation Committee shall periodically evaluate the directors’ fee compensation plan and recommend changes to the Board of Directors as deemed necessary to maintain alignment with the Company’s compensation philosophy.

K.
The Compensation Committee also shall periodically evaluate the methodology for awarding incentive compensation, including any equity-based compensation, to all non-executive employees (including new hires) and other service providers and the levels of such compensation and, as appropriate, shall approve changes to such methodology.

L.
The Compensation Committee shall review and discuss with Company management, prior to filing with the Securities and Exchange Commission, the Company’s Compensation Discussion and Analysis disclosure and, based on such review and discussion, recommend to the Board of Directors whether such Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K or the Company’s timely filed annual proxy statement.

M.
The Compensation Committee shall annually review and assess whether the risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

N.
The Compensation Committee shall recommend to the Board of Directors that the Company’s shareholders (1) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement (a “say on pay vote”) and (2) when such matter is put to the shareholders, vote, on a non-binding, advisory basis, for the frequency recommended by the Board of Directors for future say on pay votes.

O.	The Compensation Committee shall recommend to the Board of Directors, at least once every six years, whether to put the say on pay vote to the Company’s shareholders every one, two or three years.
P.
The Compensation Committee shall review the results of the most recent say on pay vote and consider whether any adjustments to the Company’s compensation policies and practices are necessary or appropriate in light of such say on pay vote.

Q.
The Compensation Committee shall prepare and provide an annual compensation committee report for inclusion in the Company’s annual report on Form 10-K or the Company’s timely filed annual proxy statement.

R.
The Compensation Committee shall have the authority to perform any other activities consistent with this charter, the Company’s bylaws, any guidelines or other policies adopted by the Board of Directors from time to time, and applicable law as the Compensation Committee or the Board of Directors deems necessary or appropriate.

S.	The Compensation Committee shall act as administrator of any employee benefit plan that the Board of Directors in the future may authorize the Compensation Committee to administer.